Exhibit 1

Yucaipa American Alliance Fund, II LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

March 22, 2011

Morgans Hotel Group Co.

475 Tenth Avenue

New York, New York 10018

Attn: David Smail

Re:          Termination of Exercise Cap

Ladies and Gentlemen:

Pursuant to Section 3(a)(ii)(B) of each of (i) that certain Common Stock Purchase Warrant issued by Morgans Hotel Group Co. (the “Company”) to Yucaipa American Alliance Fund II, L.P. (“YAAF II”), dated as of October 15, 2009, as amended, and (ii) that certain Common Stock Purchase Warrant issued by the Company to Yucaipa American Alliance (Parallel) Fund II, L.P. (“YAAF II Parallel”), dated as of October 15, 2009, as amended, (the “Warrants”) we hereby notify you that neither YAAF II nor YAAF II Parallel, nor any Other Holders or Licensed Affiliates (each as defined in the Warrants) are required under the Gaming Laws to obtain any Gaming Approval to hold, or to exercise in full, the Warrants.  Accordingly, the Exercise Cap set forth in Section 3(a)(i) of each of the Warrants shall not limit exercise of all or part of either Warrant.  Capitalized terms used, but not defined herein shall have the meaning ascribed to them in the Warrants.

Very truly yours,

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

cc:	Robert W. Downes, Sullivan & Cromwell